Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 24, 2013

BY AND AMONG

BANK OF THE OZARKS, INC.,

BANK OF THE OZARKS,

AND

THE FIRST NATIONAL BANK OF SHELBY

i

Exhibit A – Form of Employment Agreement

Exhibit B – Form of Non-Competition Agreement

Exhibit C – Form of Retention Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 24, 2013, by and among Bank of the Ozarks, Inc., an Arkansas corporation with its principal office in Little Rock, Arkansas (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation with its principal office in Little Rock, Arkansas and a wholly-owned subsidiary of Buyer (“Buyer Bank”), and The First National Bank of Shelby, a national banking association with its principal office in Shelby, North Carolina (“FNB”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank and FNB have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement and, in the case of FNB, in accordance with the provisions of this Agreement, will recommend approval of this Agreement to its shareholders;

WHEREAS, in accordance with the terms of this Agreement, FNB will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors, Executive Officers and certain holders of 5% or more of the equity voting securities of FNB have entered into a voting agreement with Buyer dated as of the date hereof (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of FNB Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FNB shall merge with and into Buyer Bank in accordance with the National Bank Act, 12 USC 215a-1 and 12 USC 1831u, and the Arkansas Banking Code, Ark. Code Section 23-48-902. Upon consummation of the Merger, the separate corporate existence of FNB shall cease and Buyer Bank shall survive and continue to exist as a state banking corporation incorporated under the laws of the State of Arkansas (Buyer Bank, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Buyer Bank as in effect immediately prior to the Effective Time.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer Bank in office immediately prior to the Effective Time. The Executive Officers of the Surviving Entity immediately after the Merger shall be the Executive Officers of Buyer Bank immediately prior to the Merger. Each of the directors and Executive Officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section 1.04 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank and FNB will make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Arkansas State Bank Department and, if applicable, any federal bank regulatory agencies on or as nearly as practicable to the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger, the form of which shall be agreed to between Buyer and FNB not later than the time of filing of the Registration Statement.

(b) The closing of the merger transaction contemplated by this Agreement (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, AR 72201, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer, Buyer Bank and FNB the certificates and other documents required to be delivered under ARTICLE VI hereof.

Section 1.05 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Bank its right, title or interest in, to or under any of the rights, properties or assets of FNB or any Subsidiary of FNB, or (ii) otherwise carry out the purposes of this Agreement, FNB and its officers and directors shall be deemed to have granted to Buyer and Buyer Bank, and each or either of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer Bank its right, title or interest in, to or under any of the rights, properties or assets of FNB or any Subsidiary of FNB, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer or Buyer Bank, as applicable, are authorized in the name of FNB or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, FNB or any shareholder of FNB:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of FNB Common Stock owned directly by Buyer (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock, Dissenting Shares and shares described in Section 2.01(b) above) shall, subject in all cases to Section 2.02, become and be converted at the election of the holder thereof, in accordance with the procedures set forth in Section 2.06, into the right to receive the following consideration, without interest:

(i) For each whole share of FNB Common Stock with respect to which an election to receive Buyer Common Stock has been effectively made by a holder of FNB Common Stock and not revoked or deemed revoked pursuant to Section 2.06 (each a “Stock Election,” and the number of whole shares of FNB Common Stock with respect to which such election has been made, “Stock Election Shares”), or with respect to which the Exchange Agent has made an allocation of the right to receive Buyer Common Stock under Section 2.02, the Stock Consideration.

(ii) For each whole share of FNB Common Stock with respect to which an election to receive cash has been effectively made by a holder of FNB Common Stock and not revoked or deemed revoked pursuant to Section 2.06 (each a “Cash Election,” and the number of whole shares of FNB Common Stock with respect to which such election has been made, the “Cash Election Shares”), or with respect to which the Exchange Agent has made an allocation of the right to receive cash under Section 2.02, the Cash Consideration. For purposes of clarification, any holder of Dissenting Shares shall not be deemed to have made a Cash Election or a Stock Election with respect to such Dissenting Shares and such Dissenting Shares shall not be deemed Cash Election Shares, Stock Election Shares or Non-Election Shares.

(iii) For each share of FNB Common Stock other than (A) Dissenting Shares and (B) shares as to which a Stock Election and/or a Cash Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.06 (collectively, the “Non-Election Shares”), the Stock Consideration, as determined in accordance with Section 2.02.

(d) At least 51% of the aggregate Merger Consideration to be paid to holders of FNB Common Stock will be paid with Buyer Common Stock. Holders of record of shares of FNB Common Stock shall have the right to submit an election to receive Buyer Common Stock or cash for each of their FNB shares in accordance with Section 2.06. However, to the extent that the aggregate of those elections would result in less than 51% of the aggregate Merger Consideration being paid with Buyer Common Stock, pro-rata adjustments will be made by the Exchange Agent as provided in Section 2.02 to result in a payment of at least 51% of the aggregate Merger Consideration in Buyer Common Stock and the balance of the aggregate Merger Consideration in cash.

Section 2.02 Proration. Within five (5) Business Days after the Effective Time, if the aggregate of the elections made by the shareholders of FNB Common Stock would result in less than 51% of the aggregate Merger Consideration being paid with Buyer Common Stock, Buyer shall cause the Exchange Agent to effect the allocation among the holders of FNB Common Stock of rights to receive Buyer Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(a) Stock Undersubscribed. If the sum of (1) Cash Election Shares plus (2) any Dissenting Shares, is greater than 196,000 shares of FNB Common Stock, then:

(i) each of the Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(ii) each of the Cash Election Shares shall be converted into:

(A) a number of shares of Buyer Common Stock equal to the Exchange Ratio multiplied by a fraction, the numerator of which is the sum of (1) the number of Cash Election Shares plus any Dissenting Shares, minus (2) 196,000, and the denominator of which is the total number of Cash Election Shares; and

(B) an amount of cash equal to (1) the FNB Stock Price less (2) the dollar value of the Stock Consideration to be received as provided in clause (A) immediately above, which shall be determined by taking the number determined in clause (A) immediately above and multiplying it by the Buyer Average Stock Price.

(b) Stock Subscriptions Sufficient. If the number of Cash Election Shares together with any Dissenting Shares is equal to or less than 196,000, then subparagraph (a) above shall not apply and (1) all Cash Election Shares shall be converted into the right to receive only Cash Consideration in the amount of the FNB Stock Price; (2) solely for purposes of calculating the proration provided in this Section 2.02(b), all Dissenting Shares shall be deemed to be converted into the right to receive only Cash Consideration in the amount of the FNB Stock Price; and (3) subject to Section 2.04 and Section 2.06, all Stock Election Shares and Non-Election Shares shall be converted into the right to receive only Stock Consideration with the number of shares of Buyer Common Stock determined using the Exchange Ratio.

Section 2.03 Rights as Shareholders; Stock Transfers. All shares of FNB Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of FNB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this ARTICLE II and the right to receive any unpaid dividend with respect to the FNB Common Stock with a record date that is prior to October 31, 2012. At the Effective Time, holders of FNB Common Stock shall cease to be, and shall have no rights as, shareholders of FNB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this ARTICLE II, and the right to receive any unpaid dividend with respect to the FNB Common Stock with a record date that is prior to October 31, 2012. After the Effective Time, there shall be no registration of transfers on the stock transfer books of FNB of shares of FNB Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

Section 2.05 Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger is to combine two financial institutions to create a strong community-based commercial banking franchise. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.06 Election Procedures. Each holder of record of shares of FNB Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this ARTICLE II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.06 (each, an “Election”) (i) the number of shares of FNB Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of FNB Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) As promptly as practicable after the FNB Meeting, assuming the Requisite FNB Shareholder Approval is obtained, but in any event no later than ten (10) Business Days prior to the Effective Time, and provided that FNB has delivered, or caused to be delivered, to the

Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent in accordance with the Exchange Agent Agreement shall mail or otherwise cause to be delivered to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates an Election Form and Letter of Transmittal, as hereinafter defined, to include or be accompanied by appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement (collectively, the “Election Form and Letter of Transmittal” or “Election Form”). The form of Election Form and Letter of Transmittal shall be agreed to between FNB and Buyer not later than the time of filing of the Registration Statement. Each Election Form and Letter of Transmittal shall permit such Holder, subject to the allocation and election procedures set forth in this Section 2.06, to (i) elect to receive the Cash Consideration for all of the shares of FNB Common Stock held by such Holder in accordance with Section 2.01(c), (ii) elect to receive the Stock Consideration for all of such shares in accordance with Section 2.01(c), (iii) elect to receive the Stock Consideration for a specified number of whole shares of such Holder’s FNB Common Stock and the Cash Consideration for the remaining number of whole shares of such Holder’s FNB Common Stock or (iv) indicate that such Holder has no preference as to the receipt of cash or Buyer Common Stock for such shares (a “Non-Election”). A Holder who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided, that each such Election Form covers all of the shares of FNB Common Stock held by such Representative for a particular beneficial owner. Any shares of FNB Common Stock with respect to which the Holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c) Notwithstanding any other provision in this Agreement to the contrary, a Holder who (i) makes a Stock Election that would result in such Holder receiving less than ten (10) whole shares of Buyer Common Stock, or (ii) would otherwise be allocated Stock Consideration consisting of less than ten (10) whole shares of Buyer Common Stock under this Section 2.06 as a result of a Non-Election or deemed Non-Election or (iii) would otherwise be allocated Stock Consideration consisting of less than ten (10) whole shares of Buyer Common Stock pursuant to the allocation and pro-ration provisions of Section 2.02, shall instead in any such case of (i), (ii) or (iii) above, be allocated Cash Consideration in respect of such shares of FNB Common Stock as if such Holder had made a valid Election to receive Cash Consideration in respect of such shares of FNB Common Stock.

(d) To be effective, a properly completed Election Form, accompanied by the Certificate(s) to which such Election Form relates, shall be submitted to the Exchange Agent no later than 5:00 p.m., Central time, on the date that Buyer and FNB agree is as near as practicable to five (5) Business Days before the anticipated Effective Time (or such other time and date as Buyer and FNB may mutually agree, and as to be set forth in the Election Form) (the “Election Deadline”). FNB shall provide to the Exchange Agent all information reasonably necessary for it to perform the duties as specified herein. An Election shall be deemed to have been properly made only if the Exchange Agent shall have duly received a properly completed Election Form, accompanied by the Certificate(s) to which such Election Form relates, by the Election Deadline, unless a Holder elects to make delivery of the Certificate(s) pursuant to a guarantee of delivery as provided in the Election Form, in which case a properly completed Election Form shall be delivered to and received by the Exchange Agent by the Election Deadline, and the Certificates(s) shall be delivered pursuant to the guarantee of delivery as provided in the Election Form no later than two (2) Business Days after the Election Deadline. If a Holder either (i) does not submit a properly completed Election Form and the Certificate(s) in a timely fashion or (ii) revokes his, her or its Election Form before the Election Deadline (without later submitting a properly completed Election Form before the Election Deadline), the shares of FNB Common Stock held by such Holder shall be designated as Non-Election Shares. Any Holder may revoke or change his, her or its Election by written notice to the Exchange Agent only if such notice of revocation or change is duly received by the Exchange Agent before the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have sole authority to determine when any Election, modification or revocation is received and whether any such Election, modification or revocation has been properly made.

Section 2.07 Deposit of Merger Consideration.

(a) A reasonable time in advance of the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (a) stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver, and Buyer shall instruct the Exchange Agent to timely deliver, the Aggregate Stock Consideration, (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04), and (c) if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the holders of Dissenting Shares (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay Cash Consideration, and such cash in lieu of fractional shares, and Stock Consideration in accordance with this Agreement, and to hold the cash deposited with the Exchange Agent in order to pay the holders of Dissenting Shares upon Buyer’s request such cash to which they become entitled upon perfection of their dissenters’ rights in accordance with the National Bank Act.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FNB for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of FNB who have not theretofore complied with Section 2.05 and this Section 2.07 shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of FNB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of FNB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of FNB Common Stock represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect to the Stock Consideration) paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of FNB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of FNB Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08 Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Election Form and Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive as promptly as practicable after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of FNB Common Stock represented by its Certificate or Certificates. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a holder of FNB Common Stock to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of FNB Common Stock for exchange as provided in this ARTICLE II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the customary amount required under Buyer’s agreement with its transfer agent).

(b) No dividends or other distributions with a record date on or after October 31, 2012 with respect to FNB Common Stock shall be valid in any respect or paid to the holder of any unsurrendered Certificate. After the surrender of a Certificate in accordance with this Section 2.08, the record holder thereof shall be entitled to receive any theretofore unpaid dividends or other distributions with a record date prior to October 31, 2012, without any interest thereon, with respect to shares of FNB Common Stock represented by such Certificate.

(c) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of FNB Common Stock such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of FNB Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.09 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer

Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock options, grants or similar equity awards or Buyer Common Stock upon exercise or vesting of any such options, grants or awards, in the Ordinary Course of Business.

Section 2.10 Dissenting Shareholders. Any holder of shares of FNB Common Stock who perfects his, her or its dissenters’ rights (the aggregate shares of all such holders constituting the “Dissenting Shares”) in accordance with and as contemplated by 12 USC 214a / 12 CFR 5.33(g)(3)(iii)(B), shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of 12 USC 214a / 12 CFR 5.33(g)(3)(iii)(B) and surrendered to FNB, or after the Effective Time to Buyer, the Certificate or Certificates representing the shares for which payment is being made. In the event that, whether before or after the Effective Time, a dissenting shareholder of FNB fails to perfect, or effectively withdraws or loses, his, her or its right to dissent and of payment for his, her or its shares, subject to Buyer’s consent in its sole discretion, Buyer shall issue and deliver the Merger Consideration to which such holder of shares of FNB Common Stock is entitled under this ARTICLE II (without interest), upon surrender by such holder of the Certificate or Certificates representing shares of FNB Common Stock held by such holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, FNB has delivered to Buyer a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in ARTICLE V; provided, however, that nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Disclosure Schedule, FNB represents and warrants to Buyer that the statements contained in this ARTICLE III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority. FNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. FNB has full corporate power and authority to carry on its business as now conducted. FNB has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it. FNB’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by FNB when due.

Section 3.03 Capital Stock. The authorized capital stock of FNB consists of four hundred thousand (400,000) shares of FNB Common Stock, $10.00 par value per share. As of the date of this Agreement, there are four hundred thousand (400,000) shares of FNB Common Stock outstanding. There are no shares of FNB Common Stock held by FNB’s Subsidiaries. The outstanding shares of FNB Common Stock are duly authorized and validly issued and fully paid and non-assessable, except to the extent such shares may be deemed assessable under 12 U.S.C. Section 55, and have not been issued in violation of nor are they subject to preemptive rights of any FNB shareholder. Disclosure Schedule Section 3.03 sets forth the name and address, as reflected on the books and records of FNB, of each holder of outstanding FNB Common Stock, and the number of shares held by each such holder. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which FNB is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of FNB or any of FNB’s Subsidiaries or obligating FNB or any of FNB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, FNB or any of FNB’s Subsidiaries other than those listed in Disclosure Schedule Section 3.03. All shares of FNB Common Stock subject to issuance as set forth in this Section 3.03 or Disclosure Schedule Section 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable, except to the extent such shares may be deemed assessable under 12 U.S.C. Section 55, and not issued in violation of or be subject to preemptive rights in favor of any person. Except as set forth in Disclosure Schedule Section 3.03, there are no obligations, contingent or otherwise, of FNB or any of FNB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of FNB Common Stock or capital stock of any of FNB’s Subsidiaries or any other securities of FNB or any of FNB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Voting Agreements, to FNB’s Knowledge, there are no agreements, arrangements or other understandings with respect to the voting of FNB’s capital stock. All of the outstanding shares of capital stock of each of FNB’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by FNB or another Subsidiary of FNB free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in FNB’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Disclosure Schedule Section 3.03. Except as set forth in Disclosure Schedule Section 3.03, neither FNB or any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a) (i) Disclosure Schedule Section 3.04 sets forth a complete and accurate list of all of FNB’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) FNB owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of FNB’s Subsidiaries are or may become required to be issued (other than to FNB) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to FNB or a wholly-owned Subsidiary of FNB), (v) there are no contracts, commitments, understandings or arrangements relating to FNB’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by FNB, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by FNB free and clear of all Liens.

(b) Except as set forth on Disclosure Schedule Section 3.04, FNB does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of FNB’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Disclosure Schedule Section 3.04.

Section 3.05 Corporate Power; Minute Books.

(a) FNB and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the merger transaction contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite FNB Shareholder Approval.

(b) The minute books of FNB and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of FNB and each of its Subsidiaries and the Board of the Directors of FNB (including committees of FNB’s and each Subsidiary’s board of directors) and each of its Subsidiaries.

Section 3.06 Corporate Authority. Subject only to the approval of this Agreement by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of FNB Common Stock entitled to vote on the Agreement and the transactions contemplated hereby (“Requisite FNB Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FNB and FNB’s board of directors on or prior to the date hereof. FNB’s board of directors has directed that this Agreement be submitted to FNB’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite FNB Shareholder Approval in accordance with the National Bank Act and FNB’s Articles of Incorporation and Bylaws, no other vote of the shareholders of FNB is required by Law, the Articles of Incorporation of FNB, the Bylaws of FNB or otherwise to approve this Agreement and the transactions contemplated hereby. FNB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of FNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FNB or any of its Subsidiaries in connection with the execution, delivery or performance by FNB of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the Office of the Comptroller of the Currency (“OCC”), the FDIC and the Arkansas State Bank Department; (ii) the Requisite FNB Shareholder Approval; and (iii) the filing of the Articles of Merger with the Arkansas State Bank Department. Each consent, approval or waiver by the FDIC, the OCC and the Arkansas State Bank Department referred to in clause (i) hereof is a “Regulatory Approval” with respect to the obligations of FNB pursuant hereto. As of the date hereof, FNB is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 3.07(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by FNB, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of FNB, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNB, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of FNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FNB is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08 Reports; Internal Controls.

(a) FNB and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Authority and have paid all fees and assessments due and payable in connection therewith. Other than normal examinations conducted by a Governmental Authority in the regular course of the business of FNB and its Subsidiaries, no Governmental Authority has notified FNB that it has initiated any proceeding or, to FNB’s Knowledge, threatened an investigation into the business or operations of FNB or any of its Subsidiaries since December 31, 2008. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of FNB or any of its Subsidiaries.

(b) The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c) Since December 31, 2008, neither FNB nor any of its Subsidiaries nor, to FNB’s Knowledge, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) FNB has previously delivered or made available to Buyer accurate and complete copies of FNB’s (i) audited financial statements for the years ended December 31, 2011, 2010 and 2009, accompanied by the unqualified audit reports of Elliott Davis PLLC, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim financial statements for the ten months ended October 31, 2012 (the “Unaudited Financial Statements;” and collectively with the Audited Financial Statements, the “Financial Statements”). Each of the Audited Financial Statements fairly presents, in all material respects, the financial condition, results of operations and changes in shareholders’ equity and cash flows of FNB for the respective periods or as of the respective dates set forth therein, all in accordance with GAAP, except as may be noted therein. Each of the Unaudited Financial Statements fairly presents, in all material respects, the financial condition and results of operations of FNB for the respective periods or as of the respective dates set forth therein except as may be noted therein. True, correct and complete copies of the Financial Statements are set forth in Disclosure Schedule 3.09(a).

(b) The audits of FNB have been conducted in accordance with generally accepted auditing standards in the United States of America.

(c) FNB has no liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in FNB’s Ordinary Course of Business since October 31, 2012 (the “FNB Balance Sheet Date”).

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in Disclosure Schedule Section 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since the FNB Balance Sheet Date there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of FNB or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to FNB or any of its Subsidiaries, and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to FNB or any of its Subsidiaries in the future; (ii) any change by FNB or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by FNB’s independent accountants; (iii) any entry by FNB or any of its Subsidiaries into any contract or commitment of (A) more than $50,000 or (B) $25,000 per annum with a term of more than one year, other than purchases or sales of investment securities, and loans and loan commitments, all in the Ordinary Course of Business; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of FNB or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of FNB or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of FNB or any of its Subsidiaries; (vi) any material election or material changes in existing elections made by FNB or any of its Subsidiaries for federal or state income tax purposes; (vii) any material change in the credit policies or procedures of FNB or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than (A) investment securities in FNB’s investment portfolio or (B) loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11 Legal Proceedings. Except as set forth in Disclosure Schedule Section 3.11:

(a) There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to FNB’s Knowledge, threatened against FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries is a party;

(b) Neither FNB nor any of its Subsidiaries is a party to any, nor are there any pending or, to FNB’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against FNB or any of its Subsidiaries in which, to FNB’s Knowledge, there is a reasonable probability of any material recovery against or other potentially Material Adverse Effect with respect to FNB or any of its Subsidiaries or which challenges or would challenge the validity or propriety of the transactions contemplated by this Agreement; and

(c) There is no injunction, order, judgment or decree imposed upon FNB or any of its Subsidiaries, or the assets of FNB or any of its Subsidiaries, and neither FNB nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Except as set forth in Disclosure Schedule Section 3.12, FNB and each of its Subsidiaries is and since December 31, 2008 has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, and the Dodd-Frank Act;

(b) FNB and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FNB’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Except as set forth in Disclosure Schedule Section 3.12, neither FNB nor any of its Subsidiaries has received, since December 31, 2008, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13 Material Contracts; Defaults.

(a) Except as disclosed in Disclosure Schedule Section 3.13, neither FNB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of FNB or any of its Subsidiaries to indemnification from

FNB or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of FNB and/or its Subsidiaries; (v) which provides for payments to be made by FNB or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of FNB; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by FNB or any of its Subsidiaries (collectively, “Material Contracts”). FNB has previously made available to Buyer true, complete and correct copies of each such Material Contract.

(b) Neither FNB nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument, including but not limited to any Material Contract, to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by FNB is currently outstanding.

Section 3.14 Agreements with Regulatory Agencies. Except as set forth in Disclosure Schedule Section 3.14, neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Disclosure Schedule Section 3.14, a “FNB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has FNB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any FNB Regulatory Agreement. To FNB’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to the FNB or any of its Subsidiaries.

Section 3.15 Brokers. Neither FNB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FNB has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, LP in accordance with the terms of a letter agreement between Sandler O’Neill & Partners, LP and FNB, a true, complete and correct copy of which has been previously delivered by FNB to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of FNB or any of its Subsidiaries (the “FNB Employees”), (ii) covering current or former directors of FNB or any of its Subsidiaries, or (iii) with respect to which the FNB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans and other policies, plans or arrangements whether or not subject to ERISA (the “FNB Benefit Plans”), are identified and described in Disclosure Schedule 3.16(a). Neither FNB nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new company benefit plan or to modify any FNB Benefit Plan (except to the extent required by law).

(b) FNB has provided Buyer with true and complete copies of all FNB Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any FNB Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition any annual and periodic accounting, service contract, fidelity bonds and employee and participant disclosures pertaining to the FNB Benefit Plans have been made available to the Buyer.

(c) All FNB Benefit Plans are in substantial compliance in form and operation with all applicable Laws, including ERISA and the Code. Each FNB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“FNB 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and FNB is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such FNB 401(a) Plan under Section 401(a) of the Code, and to FNB’s Knowledge, nothing has occurred that would be expected to result in the FNB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. To FNB’s Knowledge, all FNB Benefit Plans have been administered in accordance with their terms. There is no pending or, to FNB’s Knowledge, threatened litigation or regulatory action relating to the FNB Benefit Plans. Neither FNB nor any of its Subsidiaries has engaged in a transaction with respect to any FNB Benefit Plan, including a FNB 401(a) Plan that could subject FNB or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No FNB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no audits, investigations, inquiries or proceedings pending or threatened by the IRS or the Department of Labor with respect to any FNB Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FNB or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by FNB, any of its Subsidiaries or any entity which is considered one employer with FNB or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of FNB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither FNB nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any FNB Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all FNB Benefit Plans have been timely made or have been reflected on the financial statements of FNB. No FNB Benefit Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f) No FNB Benefit Plan provides or has any liability to provide life insurance, medical or other employee welfare benefits to any FNB Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither FNB nor any Subsidiary has ever represented or contracted (whether in oral or written form) to any FNB Employee (either individually, or to FNB Employees as a group) that such FNB Employee(s) would be provided with life insurance, medical or other employee welfare benefits, upon their retirement or termination of employment, except to the extent required by Law.

(g) All FNB Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. FNB may amend or terminate any such FNB Benefit Plan at any time without incurring any liability thereunder for further benefits coverage at any time after such termination.

(h) Except as otherwise provided for in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any FNB Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting (except as required by law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the FNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the FNB Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of FNB or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the FNB Benefit Plans, or (vi) result in payments under any of the FNB Benefit Plans which would not be deductible under Section 280G of the Code.

(i) Each FNB Benefit Plan that is a deferred compensation plan or arrangement is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409A(a)(4) of the Code, to the extent applicable. Neither FNB nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a FNB Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a FNB Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j) Disclosure Schedule Section 3.16(j) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of FNB or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any FNB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k) FNB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for the FNB or any of its Subsidiaries for purposes of each FNB Benefit Plan, ERISA, the Code, unemployment compensation laws, workers’ compensation laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither FNB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to FNB’s Knowledge threatened, asserting that FNB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FNB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to FNB’s Knowledge, threatened, nor is FNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Except as set forth in Disclosure Schedule Section 3.18, and except as would not be expected to have a Material Adverse Effect, to FNB’s Knowledge, there has been no release of Hazardous Substances at, on, or under any real property (including buildings or other structures) currently or formerly owned, operated or leased by FNB or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against FNB or any of its Subsidiaries.

(b) Except as disclosed on Disclosure Schedule Section 3.18, to FNB’s Knowledge, neither FNB nor its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) Except as disclosed on Disclosure Schedule Section 3.18, to FNB’s Knowledge, neither FNB nor any of its Subsidiaries has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d) To FNB’s Knowledge, neither FNB nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any FNB Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) Neither FNB nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither FNB nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on property owned, operated or leased by FNB or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and to FNB’s Knowledge there is no action, proceeding, writ, injunction or claim pending or threatened which could result in the imposition or any such Lien or encumbrance on property owned, operated or leased by FNB or any of its Subsidiaries.

(g) Neither FNB nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) Except as disclosed on Disclosure Schedule Section 3.18, and except as would not be expected to have a Material Adverse Effect, to FNB’s Knowledge there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving FNB, any of its Subsidiaries, or any currently or formerly owned, operated or leased property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against FNB or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) FNB has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to FNB and in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by FNB or any of its Subsidiaries. Disclosure Schedule Section 3.18 includes a list of environmental reports and other information provided.

(j) There is no litigation pending or, to FNB’s Knowledge, threatened against FNB or any of its Subsidiaries, or, to FNB’s Knowledge, affecting any property now or formerly owned, used or leased by FNB or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) Except as disclosed on Disclosure Schedule Section 3.18, to FNB’s Knowledge, there are no underground storage tanks on, in or under any property currently owned, operated or leased by FNB or any of its Subsidiaries.

Section 3.19 Tax Matters.

(a) FNB and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Disclosure Schedule Section 3.19, all Taxes due and owing by FNB or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of FNB and which FNB is contesting in good faith. FNB is not currently the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Disclosure Schedule Section 3.19, neither FNB nor any of its Subsidiaries currently has any open tax years. Since December 31, 2008 no claim has been made by any Governmental Authority in a jurisdiction where FNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FNB or any of its Subsidiaries.

(b) FNB and each of its Subsidiaries, as applicable, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are currently being conducted or to FNB’s Knowledge are pending with respect to FNB or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither FNB nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where FNB and or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against FNB or any of its Subsidiaries.

(d) FNB has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to FNB for taxable periods ended December 31, 2011, 2010 and 2009. FNB has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by FNB filed for the years ended December 31, 2011, 2010 and 2009. FNB has timely and properly taken such actions in response to and in compliance with notices that FNB has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) FNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) FNB has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). FNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. FNB is not a party to or bound by any Tax allocation or sharing agreement. FNB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FNB), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than FNB) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of FNB (i) did not, as of October 31, 2012, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements delivered to Buyer (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of FNB in filing its Tax Returns. Since December 31, 2011, FNB has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) FNB will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) FNB has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.20 Investment Securities. Disclosure Schedule Section 3.20 sets forth as of the FNB Balance Sheet Date, the investment securities of FNB, as well as any purchases or sales of such securities between the FNB Balance Sheet Date to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof,

CUSIP numbers, designations as securities “available for sale” or securities “held to maturity,” as those terms are used in ASC 320, book values, fair values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after the FNB Balance Sheet Date. Except as set forth in Disclosure Schedule Section 3.20, neither FNB nor any of its Affiliates has purchased or sold any such securities listed and described thereon. Neither FNB or any of its Affiliates owns, individually or in the aggregate, in excess of 5% of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by FNB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by FNB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. FNB and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to FNB’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Disclosure Schedule Section 3.21, no Derivative Transaction, were it to be a Loan held by FNB, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import.

(c) Each Derivative Transaction is listed on Disclosure Schedule Section 3.21, and the financial position of FNB under or with respect to each has been reflected in the books and records of FNB in accordance with GAAP, and no open exposure of FNB with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as disclosed on Disclosure Schedule Section 3.21.

Section 3.22 Regulatory Capitalization. FNB is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Disclosure Schedule Section 3.23, as of the date hereof, neither FNB nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of October 31, 2012, over sixty (60) days delinquent in payment of principal or interest. Disclosure Schedule Section 3.23 identifies (x) each Loan that as of October 31, 2012 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by FNB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder and (y) each asset of FNB that as of October 31, 2012 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Disclosure Schedule Section 3.23 is a true and correct copy of FNB’s Policy Exception Report as of October 31, 2012.

(b) Each Loan held in FNB’s loan portfolio (“FNB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to FNB’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding FNB Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and FNB’s lending policies at the time of origination of such FNB Loans, and the loan documents with respect to each such FNB Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the FNB Loans that are not reflected in the written records of FNB. All such FNB Loans are owned by FNB free and clear of any Liens. No claims of defense as to the enforcement of any FNB Loan have been asserted in writing against FNB for which there is a reasonable possibility of an adverse determination, and FNB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to FNB. Except as set forth in Disclosure Schedule Section 3.23, none of the FNB Loans are presently serviced by third parties, and there is no obligation which could result in any FNB Loan becoming subject to any third party servicing.

(d) FNB is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates FNB to repurchase from any such Person any Loan or other asset of FNB, unless there is a material breach of a representation or covenant by FNB or its Subsidiaries.

Section 3.24 Allowance for Loan Losses. FNB’s allowance for loan losses as reflected in the latest balance sheet included in the Audited Financial Statements and in the balance sheet as of October 31, 2012 included in the Unaudited Financial Statements, was, in the opinion of management, as of each of the dates thereof, in compliance with FNB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. FNB has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. FNB has not, nor to FNB’s Knowledge, has any of its directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Investment Management and Related Activities. Except as set forth on Disclosure Schedule Section 3.26, none of FNB, any Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which FNB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, FNB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of FNB are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and FNB has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to FNB’s Knowledge, threatened.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Neither FNB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and to FNB’s Knowledge (because of FNB’s Home Mortgage Disclosure Act data for the year ended December 31, 2011, filed with the FDIC, or otherwise), no facts or circumstances exist, which would cause FNB: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by FNB pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of FNB has adopted and FNB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Disclosure Schedule Section 3.30, there are no outstanding amounts payable to or receivable from, or advances by FNB or any of its Subsidiaries to, and neither FNB nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent (5%) or greater shareholder or other Affiliate of FNB or any of its Subsidiaries, or to FNB’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with FNB or any of its Subsidiaries and other than deposits held by FNB in the Ordinary Course of Business. Except as set forth in Disclosure Schedule Section 3.30, neither FNB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between FNB and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Disclosure Schedule Section 3.31 sets forth a true, correct and complete list of all real property owned by FNB and each of its Subsidiaries. Except as set forth in Disclosure Schedule Section 3.31, and except for properties and assets disposed of in the Ordinary Course of Business or as permitted by this Agreement, FNB or its Subsidiary has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent.

(b) Disclosure Schedule Section 3.31 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which FNB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither FNB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by FNB or any of its Subsidiaries of, or material default by FNB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To FNB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Disclosure Schedule Section 3.31, there is no pending or, to FNB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that FNB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. FNB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of FNB and its Subsidiaries.

Section 3.32 Intellectual Property. Disclosure Schedule Section 3.32 sets forth a true, complete and correct list of all FNB Intellectual Property. FNB or its Subsidiaries owns or has a valid license to use all FNB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The FNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of FNB and its Subsidiaries as currently conducted. The FNB Intellectual Property owned by FNB, and to FNB’s Knowledge, all other FNB Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither FNB nor any of its Subsidiaries has received notice challenging the validity or enforceability of FNB Intellectual Property. The conduct of the business of FNB or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of FNB or any of its Subsidiaries to own or use any of FNB Intellectual Property.

Section 3.33 Insurance.

(a) Disclosure Schedule Section 3.33 identifies all of the material insurance policies, binders, or bonds currently maintained by FNB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. FNB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of FNB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither FNB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither FNB nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Disclosure Schedule Section 3.33 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by FNB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by FNB, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under FNB’s BOLI. FNB does not have any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the date of the FNB Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by FNB for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information contained in any report or filing with the SEC in connection with such Proxy Statement-Prospectus as of a later date shall be deemed to modify information as of an earlier date.

Section 3.36 Transaction Costs. Disclosure Schedule Section 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of FNB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the merger transaction contemplated by this Agreement.

Section 3.37 Disclosure. The representations and warranties contained in this ARTICLE III, when considered as a whole and with the Disclosure Schedules, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE III not misleading.

Section 3.38 No Knowledge of Breach. FNB has no Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01 Making of Representations and Warranties. Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to FNB that the statements contained in this ARTICLE IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority. Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FNB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the State of Arkansas and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB-D.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $.01 par value per share, of which, as of December 31, 2012 no shares were outstanding and (b) 50,000,000 shares of Buyer Common Stock, of which, as of December 31, 2012, (i) 35,271,724 shares were outstanding, (ii) no shares were held by Buyer’s Subsidiaries, and (iii) 957,150 shares were reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. All of the issued and outstanding shares of capital stock of Buyer Bank are owned by Buyer free and clear of any Liens, and all such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 4.04 Corporate Power. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the shareholders of Buyer is required by Law, the Buyer Articles, the Buyer Bylaws or otherwise to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FNB, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since December 31, 2008 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2008 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2011, and in the other Buyer Reports since December 31,

2011, as filed with the SEC, or (ii) liabilities incurred since September 30, 2012 in the Ordinary Course of Business, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the FDIC, the Arkansas State Bank Department and the OCC; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger and (iv) the filing of the Articles of Merger with the Arkansas State Bank Department. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 4.08(a) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Agreements with Regulatory Agencies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Buyer Regulatory Agreement”), any Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Buyer or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Buyer Regulatory Agreement. To the Knowledge of Buyer, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected or disclosed in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2011 or in the Buyer Reports since December 31, 2011, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to the Knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance with Laws. Buyer and each of its Subsidiaries is and since December 31, 2008 has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to Buyer.

Section 4.12 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the FNB Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) prepared pursuant to the Securities Act and the regulations thereunder, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13 Brokers. None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, for which FNB will be liable or have any obligation with respect thereto.

Section 4.14 Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws.

All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2009. Since December 31, 2008, no claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 4.15 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.16 No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.17 Disclosure. The representations and warranties contained in this ARTICLE IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE IV not misleading.

Section 4.18 No Knowledge of Breach. Buyer and Buyer Bank have no Knowledge of any facts or circumstances that would result in FNB being in breach on the date of execution of this Agreement of any representations and warranties of FNB set forth in ARTICLE III.

ARTICLE V

COVENANTS

Section 5.01 Covenants of FNB. During the period from the date of this Agreement (except where a different commencement date for the observance or performance of a covenant is specifically referenced in this Section 5.01) and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, which prior written consent, in each instance set forth in Section 5.01(q), Section 5.01(r) and Section 5.01(s), where Buyer’s prior written consent is required, shall not be unreasonably withheld, conditioned or delayed; provided, if Buyer has not responded to FNB’s request for consent within five (5) Business Days of receipt of such request in the case of Section 5.01(q), Section 5.01(r) and Section 5.01(s) shall be deemed to have been approved by Buyer; provided further, that for purposes of requesting and giving consent under Section 5.01(q), Section 5.01(r) and Section 5.01(s), FNB’s sole representative shall be FNB’s Chief Executive Officer and Buyer’s sole representative shall be Buyer’s Director of Mergers and Acquisitions, FNB shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, FNB and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact FNB’s equity capital, operate only in the Ordinary Course of Business and, where specifically required in this Section 5.01, only with Buyer’s approval or mutual agreement. FNB will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of FNB and its Subsidiaries, (iii) preserve for itself and Buyer the goodwill of the customers of FNB and others with whom business relationships exist, and (iv) use its commercially reasonable efforts to continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without further limiting the generality of the foregoing provisions in this Section 5.01, and except as set forth in the Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither FNB nor any of its Subsidiaries shall, subsequent to the date of this Agreement:

(a) Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. On or after October 31, 2012, declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of FNB or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that such increases shall not result in an annual adjustment in total compensation of more than 4% for any individual or 3% in the aggregate for all employees of FNB or any of its Subsidiaries other than as disclosed on Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Disclosure Schedule Section 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of FNB or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(d), if any.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any FNB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of FNB or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Disclosure Schedule Section 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the Ordinary Course of Business.

(g) Dispositions. Except in the Ordinary Course of Business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel or release any indebtedness owed to FNB or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Except as set forth on Disclosure Schedule Section 5.01(i), make any capital expenditures, other than capital expenditures in the Ordinary Course of Business, in amounts exceeding $50,000 in the aggregate.

(j) Governing Documents. Amend FNB’s Articles of Incorporation or Bylaws or any equivalent documents of FNB’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l) Contracts. Except as set forth on Disclosure Schedule Section 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which FNB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by FNB or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of FNB or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Except with the express written consent of Buyer (which consent will not be unreasonably withheld or delayed), incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the Ordinary Course of Business).

(q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment, unless such acquisition, sale or disposal is mutually agreed in writing by FNB and Buyer (provided that any such agreement of Buyer will not be unreasonably withheld or delayed), nor classify any security now held in or subsequently purchased for FNB’s investment portfolio as other than “available for sale,” as that term is used in ASC 320.

(r) Deposits. Make any changes to deposit pricing that are not consented to in writing by Buyer (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Schedule Section 5.01(s), make, renew, renegotiate, increase, extend or modify any (A) unsecured loan over $25,000, (B) loan over $25,000 secured by other than a first lien, (C) loan over $25,000 in excess of FFIEC regulatory guidelines relating to loan to value ratios, or (D) any secured loan over $250,000, unless any such loan or extension of credit has been expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed).

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.

(u) Taxes. Except as required by applicable law:

(i) Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $25,000 or more in taxes or $50,000 or more of taxable income.

(ii) Knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by FNB under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which FNB is a party or by which it or its properties are bound or under which it or its assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) 1527-05 Phase I Environmental Site Assessment of the property that satisfies the requirements of 40 CFR Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in ARTICLE VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Law or regulation.

(y) Common Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Facilities. Except as set forth on Disclosure Schedule Section 5.01(z) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility.

(aa) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of FNB, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other parties hereto to that end. Without limiting the generality of the foregoing, FNB will use its commercially reasonable efforts to cause (a) drafts of its audited financial statements as of and for the year ended December 31, 2012 to be provided to Buyer no later than January 31, 2013, and (b) its final audited financial statements, including the signed report of Elliott Davis PLLC thereon, to be provided to Buyer no later than February 15, 2013.

Section 5.04 Shareholder Approval. FNB agrees to take, in accordance with applicable Law, the Articles of Incorporation and Bylaws of FNB, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by FNB’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “FNB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. FNB agrees to use commercially reasonable efforts to convene the FNB Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of FNB shareholders at the FNB Meeting. Except to the extent provided otherwise in Section 5.09(b), the board of directors of FNB shall at all times prior to and during the FNB Meeting recommend approval of this Agreement by the shareholders of FNB and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or take any other action or make any other public statement inconsistent with such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite FNB Shareholder Approval, FNB will not adjourn or postpone the FNB Meeting unless FNB is advised by counsel that failure to do so would result in a breach of the fiduciary duties of FNB’s board of directors. FNB shall keep Buyer updated with respect to the proxy solicitation results in connection with the FNB Meeting as reasonably requested by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing; Deposit of Aggregate Cash Consideration.

(a) Buyer and FNB agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and FNB agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. FNB agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from FNB’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, FNB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will advise FNB, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger or any other filing. If at any time prior to the FNB Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, FNB and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to FNB shareholders such amendment or supplement.

(d) Buyer will provide FNB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and Buyer will provide FNB and its counsel with a copy of all such filings made with the SEC.

(e) Buyer agrees to use its commercially reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(f) Buyer shall deposit with the Exchange Agent prior to the Closing Date the Aggregate Cash Consideration and the Aggregate Stock Consideration (rounded to the nearest number of whole shares) to be issued as part of the Merger Consideration, together with cash representing the value of any fractional shares of Buyer Common Stock to be delivered to FNB shareholders, and if applicable, cash in an aggregate amount sufficient to make the appropriate payments to the holders of Dissenting Shares.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and FNB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by FNB or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of FNB or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of FNB or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of the Regulatory Agreement against Buyer after the Merger (together, the “Burdensome Conditions”). Buyer and FNB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or FNB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and FNB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) FNB will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by FNB or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the merger transaction contemplated by this Agreement (and the response thereto from FNB, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from FNB, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting FNB or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from FNB, its Subsidiaries or its representatives). With respect to any of the foregoing, FNB will consult with Buyer and its representatives as often as practicable under the circumstances so as to permit FNB and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify FNB promptly and shall promptly furnish FNB with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the merger transaction contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and FNB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the reach of the preceding sentence, Buyer and FNB shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, FNB and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) FNB agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, FNB shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to FNB’s and FNB’s Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to them as the Buyer may reasonably request and, during such period, shall from time to time furnish promptly to the Buyer all information concerning the business, properties and personnel of FNB and its Subsidiaries as the Buyer may reasonably request.

(b) No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of FNB set forth in this Agreement, or the conditions to the respective obligations of Buyer and FNB to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by FNB.

(a) FNB and its Subsidiaries shall immediately cease, and FNB and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. After the execution and delivery of this Agreement, FNB and its directors, executive officers and Subsidiaries shall not, and FNB shall cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to FNB’s Knowledge, has indicated without solicitation that it is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to FNB’s Knowledge, without solicitation is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by FNB’s shareholders, (1) FNB receives an unsolicited written Acquisition Proposal that the FNB’s board of directors believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a violation of this Section 5.09, (3) the FNB’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) FNB’s board of directors determines in good faith (after receiving advice from outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then FNB may (and may authorize its representatives to) (x) furnish nonpublic information regarding FNB to the person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to FNB than, those contained in the confidentiality agreement with Buyer, and (y) participate in discussions and negotiations with the person making such Acquisition Proposal.

(b) The board of directors of FNB shall not (i) withhold, withdraw, amend, modify, change or qualify (or publicly propose to withhold, withdraw, amend, modify, change or qualify), in a manner adverse in any respect to the interests of Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend or announce its intention to approve, recommend or propose) any Acquisition Proposal (either (i) or (ii), an “Adverse Recommendation Change”). FNB shall not, and its board of directors shall not allow FNB to, and FNB shall not allow any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Notwithstanding the foregoing, at any time before obtaining approval of the Merger by FNB’s shareholders, FNB’s board of directors may, if FNB’s board of directors determines in good faith (after receiving advice from outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 5.09(b), make an Adverse Recommendation Change; provided that FNB may not make any Adverse Recommendation Change in response to an Acquisition Proposal unless (x) FNB shall not have breached this Section 5.09 in any respect and (y):

(i) The FNB’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor) that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 5.09(b);

(ii) FNB has given Buyer at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii) Before effecting such Adverse Recommendation Change, FNB has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, FNB shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and FNB shall be required to comply with its obligations under this Section 5.09 with respect to such new written notice.

(c) In addition to the obligations of FNB under Section 5.09(a) and Section 5.09 (b), FNB shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to FNB or any of its Subsidiaries or for access to the properties, books or records of FNB or any Subsidiary by any person that informs the FNB’s board of directors or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting nonpublic information or access to the books and records of FNB or any Subsidiary, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. FNB shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. FNB shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.09(a).

(d) Nothing contained in this Agreement shall prohibit FNB from informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former directors, officers and employees of FNB and its Subsidiaries (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for FNB occurring at or before the Effective Time (including the transactions contemplated hereby), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of FNB or its Subsidiaries, in effect on the date of this Agreement with FNB and its Subsidiaries.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent and (iv) Buyer shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of six years following the Effective Time, Buyer will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of FNB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by FNB; provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available; and provided, further, that officers and directors of FNB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance; and provided, further, that in satisfaction of its obligations under this paragraph (c), Buyer may require FNB to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not Buyer or FNB shall procure such coverage, in no event shall FNB expend, or Buyer or the Surviving Entity be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by the FNB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FNB, Buyer or the Surviving Entity, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and personal and legal representatives.

Section 5.11 Employees; Benefit Plans.

(a) All FNB Employees to whom Buyer in its sole discretion offers employment at or prior to the Effective Time shall be retained as “at will” employees after the Effective Time as employees of Buyer Bank so long as such FNB Employees accept the terms and conditions of employment specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, FNB agrees, upon Buyer’s reasonable request, to facilitate discussions between Buyer and FNB Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and FNB’s employees shall be coordinated by FNB.

(b) FNB Employees (other than those listed on Disclosure Schedule Section 5.11 who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by FNB or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay equal to one (1) week of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with FNB or any of its Subsidiaries and ending with such employee’s termination date with Buyer, with a maximum payment equal to twelve (12) weeks of base pay. Such severance payment will be made within thirty (30) days after such employee’s termination date. Such severance payments will be in lieu of any severance pay plans that may be in effect at FNB or any of its Subsidiaries prior to the Effective Time. No officer or employee of FNB or any Subsidiary is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change of control plan; (iii) this section; or (iv) any other program or arrangement.

(c) Not later than fifteen (15) Business Days prior to the Closing Date, FNB shall (i) take all action required to cause any FNB Benefit Plan that has liabilities in respect of its participants, to be fully funded to the extent necessary to pay out all required benefits, (ii) terminate all such plans and (iii) pay out or commence the process to pay out any vested benefits thereunder to participating and eligible FNB Employees in such form or forms as FNB elects and as permitted or required under applicable Law. FNB Employees shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of FNB Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent feasible under any of such plans, FNB Employees shall be given credit for prior service or employment with FNB and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with FNB or FNB Bank. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(d) If employees of FNB or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of FNB or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall honor, and the Surviving Entity or Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of FNB, but only if such obligations, rights, agreements, plans or policies are set forth in Disclosure Schedule Section 5.11. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of FNB for purposes of any benefit plans, agreements and arrangements of FNB. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the FNB Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such FNB Benefit Plans.

(f) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of FNB or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any FNB Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any FNB Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the

Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.10.

Section 5.12 Notification of Certain Changes. Buyer and FNB shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect with respect to itself or any of its respective Subsidiaries or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), FNB will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Disclosure Schedule or provision of information relating to the subject matter of any Disclosure Schedule after the date of this Agreement shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or compliance by Buyer or FNB with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of FNB and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of FNB and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, FNB agrees to provide to Buyer (i) a copy of each report filed by FNB or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) by 10:00 a.m., Central Time, on each Business Day, a copy of FNB’s Daily Statement of Condition for the preceding Business Day.

Section 5.14 Board Packages. FNB shall distribute a copy of any FNB board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such package to the board of directors of FNB; provided, however, that FNB shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that FNB’s board of directors has been advised by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of the FNB’s attorney-client privilege.

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and FNB shall use their commercially reasonable efforts to facilitate the integration of FNB with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of FNB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of

FNB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by FNB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse FNB on request for any reasonable out-of-pocket fees, expenses or charges that FNB may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers. From and after the date hereof, FNB shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers and suppliers of FNB and its Subsidiaries for the purpose of facilitating the integration of FNB and its business into that of Buyer. Any interaction between Buyer and FNB’s customers and suppliers shall be coordinated by FNB. FNB shall have the right to participate in any discussions between Buyer and FNB’s customers and suppliers.

Section 5.17 Environmental Assessments.

(a) FNB shall cooperate with and grant access (or obtain from the owner of any real property subject to a Lease, a grant of access) to an environmental consulting firm selected and paid for by Buyer (the “Environmental Consultant”), during normal business hours (and at such other times as may be agreed to by FNB), to any property (including real properties subject to Leases) set forth on Disclosure Schedule Section 3.31, for the purpose of conducting an ASTM Phase I (ASTM 1527-2005), as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I shall be delivered in counterpart copies to Buyer and FNB, and will include customary language allowing both Buyer and FNB to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to FNB and Buyer for review and comment prior to the finalization of such report.

(b) To the extent the final version of any Phase I identifies any “recognized environmental condition,” FNB shall, subject to the provisions of subsection (d) below, cooperate with and grant access to the Environmental Consultant, during normal business hours (and at such other times as may be agreed by FNB), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment (“Phase II Assessment”), including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I.

(c) Where any Phase I identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), FNB shall, subject to the provisions of subsection (d) below, cooperate with and grant access to the Environmental Consultant, during normal business hours (and at such other times as may be agreed by FNB) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue.

(d) Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work and cost estimate prepared by the Environmental Consultant and approved in advance by both FNB and Buyer. The cost of any such approved Additional Environmental Assessment shall be shared equally between FNB and Buyer.

(e) The reports of any Additional Environmental Assessment will be given directly to Buyer and to FNB by the Environmental Consultant.

Section 5.18 Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to FNB’s Knowledge, threatened, against FNB and/or the members of the board of directors of FNB prior to the Effective Time, FNB shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). FNB shall promptly notify Buyer of any such shareholder litigation brought, or threatened, against FNB and/or members of the board of directors of FNB within one (1) Business Day after FNB receives notice of any such claim or threat, and shall keep Buyer reasonably informed with respect to the status thereof.

Section 5.19 Coordination.

(a) Prior to the Effective Time, FNB shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of FNB with Buyer Bank. Without limiting the foregoing, senior officers of FNB and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of FNB, and FNB shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of FNB or any of its Subsidiaries prior to the Effective Time. FNB shall permit representatives of Buyer Bank to be onsite at FNB to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, each of FNB and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer. In order to promote a more efficient and orderly integration of operation of FNB with Buyer Bank, from the date of execution of this Agreement and prior to the Effective Time, as more particularly set forth in and subject to the provisions of Section 5.01(q), FNB shall use commercially reasonable efforts to sell or otherwise divest itself of such investment securities and loans as are identified by Buyer and agreed to in writing between FNB and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.19(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(c) FNB shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by FNB or any of its Subsidiaries pursuant to this Section 5.19 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of FNB or its management with any such adjustments.

(e) Subject to Section 5.19(b), Buyer and FNB shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations.

(f) FNB shall use its commercially reasonable efforts to cause the Retention Agreements, the Non-Compete Agreements and the Employment Agreement to be executed and delivered at the Closing by the individuals identified on Disclosure Schedule Section 8.01.

Section 5.20 Transactional Expenses. FNB has provided in Disclosure Schedule Section 3.36 a reasonable good faith estimate of costs and fees that FNB and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “FNB Expenses”). FNB shall use its commercially reasonable efforts to cause the aggregate amount of all FNB Expenses to not exceed the total expenses disclosed in Disclosure Schedule Section 3.36. FNB shall promptly notify Buyer if or when it determines that it expects to exceed its budget for FNB Expenses. Notwithstanding anything to the contrary in this Section 5.20, FNB shall not incur any investment banking, brokerage, finder’s or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Disclosure Schedule Section 3.36.

Section 5.21 Assumption by Buyer of Certain Obligations. At or before the Closing, Buyer shall deliver agreements or supplemental indentures as required and in a form reasonably satisfactory to FNB, as of the Effective Time, in order to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the FNB) of the indentures, trust agreements and guarantee agreements entered into by FNB. Disclosure Schedule Section 5.21 lists all of the indentures, trust agreements and guarantee agreements entered into by FNB.

Section 5.22 Confidentiality. In addition to the parties’ respective obligations under the existing non-disclosure agreement previously entered into between the parties or their duly authorized representatives, which obligations are hereby reaffirmed and adopted, and incorporated by reference herein, each party hereto shall, and shall cause its directors, Executive Officers, advisers and agents to, maintain the confidentiality of all confidential information, whether written or oral, furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. For purposes of this Section 5.22, the term “confidential information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a non-confidential basis from a source other than the non-disclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and FNB to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite FNB Shareholder Approval at the FNB Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. FNB and Buyer, respectively, shall have received opinions from Kutak Rock LLP and Nelson Mullins Riley & Scarborough, LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FNB and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Kutak Rock LLP and Nelson Mullins Riley & Scarborough, LLP may require and rely upon representations contained in certificates of officers of each of FNB and Buyer.

Section 6.02 Conditions to Obligations of FNB. The obligations of FNB to consummate the Merger also are subject to the fulfillment or written waiver by FNB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except where the failure of such representations and warranties of Buyer to be so true and correct, individually or in the aggregate, has not had and does not have a Material Adverse Effect on Buyer. FNB shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer, and FNB shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall have furnished FNB with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as FNB may reasonably request.

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer and its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(e) Agreements with Buyer Bank. The Retention Agreements, the Non-Compete Agreements and the Employment Agreement shall have been executed and delivered at the Closing by Buyer Bank.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) FNB Common Stock. The number of shares of FNB Common Stock outstanding as of the Closing Date of this Agreement shall not exceed four hundred thousand (400,000) shares.

(b) Representations and Warranties. The representations and warranties of FNB and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except where the failure of such representations and warranties of FNB to be so true and correct, individually or in the aggregate, has not had and does not have a Material Adverse Effect on FNB. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of FNB by FNB’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(c) Performance of Obligations of FNB. FNB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on FNB, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of FNB by FNB’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(d) Other Actions. FNB’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed FNB or any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. FNB shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(e) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in either FNB or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(f) Purchase of Leased Facilities. Buyer and the current owners of each of (i) the land and improvements on which the main FNB building is located, (ii) the land and improvements on which the Blanton Building is located, (iii) the land and improvements on which the North Shelby branch facility is located and (iv) the Lincolnton land shall have entered into purchase agreements, upon terms acceptable to Buyer in its sole discretion, including but not limited to matters of title, environmental compliance and property condition, pursuant to which Buyer will acquire such real properties, and (x) the closing of each of such purchases shall have occurred simultaneous with the Closing of the Merger or (y) the current owners of any of the parcels described in (i) through (iv) above shall not have terminated such purchase agreements or been in material breach of such purchase agreements.

(g) Agreements with Certain Individuals. The Retention Agreements, the Non-Compete Agreements and the Employment Agreement shall have been executed and delivered at the Closing by the individuals identified in Disclosure Schedule Section 8.01.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor FNB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and FNB if the board of directors of Buyer and the board of directors of FNB each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or FNB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or FNB (provided in the case of FNB that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite FNB Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or FNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a material breach by the other party and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect on either the breaching party or the non-breaching party, and which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or FNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse

Effect on the breaching party or the non-breaching party, and which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings in a timely manner, by either Buyer or FNB if the Merger shall not have been consummated on or before August 31, 2013 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), at any time prior to the FNB Meeting, by Buyer if (i) FNB shall have materially breached its obligations under Section 5.09, (ii) the board of directors of FNB shall have failed to make its recommendation in favor of the Merger referred to in Section 5.04 or shall have made an Adverse Recommendation Change, (iii) the board of directors of FNB shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, or (iv) FNB shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the FNB Meeting in accordance with Section 5.04.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, FNB shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to four percent (4%) of the Purchase Price (the “Termination Fee”), in the event Buyer terminates this Agreement pursuant to Section 7.01(g), in which case FNB shall pay the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination.

(b) The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of FNB’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections or capable of being cured prior to the Closing, the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that FNB shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of Five Hundred Thousand Dollars ($500,000) (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination.

(c) FNB and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if FNB fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against FNB for such amounts, FNB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if this Agreement is terminated by Buyer pursuant to Section 7.01(d), Section 7.01(e) or Section 7.01(g), and if FNB pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a) or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), FNB (or any successor in interest of FNB) will not have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer other than this Agreement or any amendment hereto after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving FNB: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the assets of FNB in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

“Additional Environmental Assessment” has the meaning set forth in Section 5.17(d).

“Adjusted Purchase Price” means, the Purchase Price as further adjusted as follows: in the event that the Closing Consolidated Net Book Value of FNB, determined in accordance with this Agreement, is less than $96,000,000, then the Purchase Price shall be decreased, on a dollar-for-dollar basis, by the amount by which the Closing Consolidated Net Book Value of FNB is less than $96,000,000.

“Adverse Recommendation Change” has the meaning set forth in Section 5.09(b).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Consideration” means the total of Cash Consideration to be paid to holders of record of FNB Common Stock entitled thereto.

“Aggregate Stock Consideration” means the total number of shares of Buyer Common Stock to be delivered to holders of record of FNB Common Stock entitled thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“ASTM” has the meaning set forth in Section 5.01(w).

“Audited Financial Statements” has the meaning set forth in Section 3.09(a).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of North Carolina are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02.

“Buyer Average Stock Price” means the average closing sale price of a share of Buyer Common Stock on Nasdaq, as reported by Bloomberg L.P. for the ten (10) consecutive trading days ending on the fifth (5th) Business Day prior to the Closing

Date, rounded to the nearest whole cent; provided, that the Buyer Average Stock Price shall be not less than Twenty-Seven Dollars ($27.00) nor greater than Forty-Four and 20/100 Dollars ($44.20).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02.

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Cash Consideration” means cash to be received in the Merger by a holder of a share of FNB Common Stock in respect of each share of FNB Common Stock held of record by such holder as of immediately prior to the Effective Time, as elected to be received by such holder pursuant to Section 2.06 or as allocated to such holder in accordance with Section 2.02, as applicable.

“Cash Election” has the meaning set forth in Section 2.01(c)(ii).

“Cash Election Shares” has the meaning set forth in Section 2.01(c)(ii).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of FNB Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Closing Consolidated Net Book Value” means the unaudited consolidated net tangible shareholders’ equity of FNB as of the Determination Date, determined in accordance with GAAP, plus or minus, as the case may be, any changes in such shareholders’ equity, determined in accordance with GAAP, between the Determination Date and as of the end of the month prior to the Effective Time, and without giving effect to any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.19 which would otherwise not have been taken or required to be taken, all as mutually agreed between FNB and Buyer; provided, that there shall be added back to the Closing Consolidated Net Book Value (i) the amount, if any, of any deferred tax asset valuation allowance; (ii) the amount, if any, of prepayment penalties or unwind costs on prepayment of any FHLB-A advances and certain structured repurchase agreements and Derivative Transactions related thereto, made after the Determination Date with the prior written consent of Buyer, and including such amounts reflected on Disclosure Schedule Section 8.01(a) which were incurred prior to the date of this Agreement; and (iii) the amount, if any, of any other accruals, reserves or provisions, expenses or charges taken or incurred by FNB that Buyer and FNB agree are appropriate under the circumstances.

“Code” has the meaning set forth in Section 2.05.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means December 31, 2012.

“Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Election” has the meaning set forth in Section 2.06(a).

“Election Deadline” has the meaning set forth in Section 2.06(d).

“Election Form and Letter of Transmittal” or “Election Form” has the meaning set forth in Section 2.06(b).

“Employment Agreement” means that certain employment agreement to be entered into at the Closing between Buyer Bank and Helen Jeffords, in substantially the form attached as Exhibit A to this Agreement.

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.17(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer, and reasonably acceptable to FNB (which shall be Buyer’s transfer agent), to act as agent, in accordance with the Exchange Agent Agreement, for purposes of conducting the exchange procedures described in ARTICLE II.

“Exchange Agent Agreement” means the written agreement between Buyer and the Exchange Agent, in form and substance reasonably acceptable to FNB and to be entered into no later than one (1) Business Day after approval by FNB shareholders at the FNB Meeting of the Merger and the related transactions contemplated by this Agreement, under which agreement the Exchange Agent shall agree to perform the duties and responsibilities of the Exchange Agent as set forth in ARTICLE II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” means the quotient of the FNB Stock Price, divided by the Buyer Average Stock Price.

“Executive Officer” means the Chief Executive Officer, Chief Financial Officer, President, Controller, Chief Lending Officer, and each other officer with significant policy-making authority of FNB, Buyer, Buyer Bank or the Surviving Entity, as applicable.

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FHLB-A” means the Federal Home Loan Bank of Atlanta.

“FHLB-D” means the Federal Home Loan Bank of Dallas.

“Financial Statements” has the meaning set forth in Section 3.09(a).

“FNB” has the meaning set forth in the preamble to this Agreement.

“FNB 401(a) Plan” has the meaning set forth in Section 3.16(c).

“FNB Balance Sheet Date” has the meaning set forth in Section 3.09(c).

“FNB Benefit Plans” has the meaning set forth in Section 3.16(a).

“FNB Common Stock” means the common stock, $10.00 par value per share, of FNB.

“FNB Employees” has the meaning set forth in Section 3.16(a).

“FNB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of FNB and its Subsidiaries.

“FNB Loan” has the meaning set forth in Section 3.23(b).

“FNB Loan Property” has the meaning set forth in Section 3.18(a).

“FNB Meeting” has the meaning set forth in Section 5.04.

“FNB Regulatory Agreement” has the meaning set forth in Section 3.14.

“FNB Stock Price” means a cash value equal to the quotient of (i) the Purchase Price or the Adjusted Purchase Price, whichever is applicable, divided by (ii) the number of shares of FNB Common Stock issued and outstanding immediately prior to the Effective Time.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” has the meaning set forth in Section 2.06.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter), as used with respect to FNB and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of FNB, including for this purpose and without limitation, the Chairman of the Board, of FNB. Knowledge, as used with respect to Buyer and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Buyer or Buyer Bank, including for this purpose and without limitation, the Chairman of the Board of Buyer and Buyer Bank. Without limiting the scope of the preceding sentences, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by FNB, or by Buyer or Buyer Bank, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” means with respect to any Person, any change or effect that is material and adverse to the financial condition (financial or other), results of operations, business or business prospects of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to FNB valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting FNB or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance of FNB or Buyer, including the expenses incurred by FNB or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (vi) the effects of any action or omission taken by FNB with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (vii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (viii) the public disclosure of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means Stock Consideration and Cash Consideration.

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Compete Agreements” means those certain non-competition agreements to be entered into at the Closing between Buyer Bank and the respective individuals identified on Disclosure Schedule Section 8.01, in substantially the form attached as Exhibit B to this Agreement.

“Non-Election” has the meaning set forth in Section 2.06(b).

“Non-Election Shares” has the meaning set forth in Section 2.01(c)(iii).

“Non-scope Issues” has the meaning set forth in Section 5.17(c).

“OCC” has the meaning set forth in Section 3.07(a).

“Ordinary Course of Business” means the ordinary, usual and customary course of business consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(w).

“Phase II Assessment” has the meaning set forth in Section 5.17(b).

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of FNB Common Stock in connection with the solicitation of their approval of this Agreement.

“Purchase Price” shall mean an amount equal to $64,000,000.

“Registration Statement” has the meaning set forth in Section 4.12.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Representative” has the meaning set forth in Section 2.06(b).

“Requisite FNB Shareholder Approval” has the meaning set forth in Section 3.06.

“Retention Agreements” means those certain retention agreements to be entered into at the Closing between Buyer Bank and the respective individuals identified on Disclosure Schedule Section 8.01(b), in substantially the form attached as Exhibit C to this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of FNB Common Stock held by a holder of FNB Common Stock of record immediately prior to the Effective Time, determined on the basis of the Exchange Ratio, as such number of shares is elected to be received by such holder pursuant to Section 2.06 or as allocated to such holder in accordance with Section 2.02, as applicable.

“Stock Election” has the meaning set forth in Section 2.01(c)(i).

“Stock Election Shares” has the meaning set forth in Section 2.01(c)(i).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a FNB Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of FNB.

“Superior Proposal” means any unsolicited bona fide Acquisition Proposal (with the percentages set forth in or incorporated into the definition of such term changed from 20% to 50%) that FNB’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including the break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of FNB from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 5.09(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.09(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the preamble to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 (except for agreements or covenants contained herein that by their express terms are to be performed after the Effective Time).

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the FNB Meeting no amendment shall be made which by law requires further approval by the shareholders of Buyer or FNB without obtaining such approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Arkansas, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if (a) if personally delivered, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) sent by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Attention: Director of Mergers and Acquisitions

With a copy (which shall not constitute notice) to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, Arkansas 72201

Attention: H. Watt Gregory, III

If to FNB:

The First National Bank of Shelby

106 S. Lafayette St.

Shelby, North Carolina 28150

Attention: Helen A. Jeffords

With a copy (which shall not constitute notice) to:

Nelson, Mullins, Riley & Scarborough, LLP

Poinsett Plaza, 9th Floor

104 South Main Street

Greenville, South Carolina 29601

Attn: Neil E. Grayson

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and FNB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

THE FIRST NATIONAL BANK OF SHELBY

By:	/s/ Helen A. Jeffords
Name:	Helen A. Jeffords
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of             , 2013 (the “Effective Date”) by and between Bank of the Ozarks (the “Bank”) and Helen A. Jeffords (the “Executive”).

WHEREAS, the Bank is acquiring The First National Bank of Shelby (“Shelby”), of Shelby, North Carolina; and

WHEREAS, the Bank desires to continue employing the Executive for the period of time described in Section 4 hereof, and the Executive desires to render her services to the Bank for such period of time after the acquisition; and

WHEREAS, the Bank and the Executive desire to enter into an employment arrangement the terms and conditions of which are set forth herein; and

WHEREAS, the Bank desires to protect its confidential and trade secret information and to prevent unfair competition.

NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Bank and the Executive hereby agree as follows:

1. Employment. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank upon the terms and conditions hereinafter set forth.

2. Exclusive Services. The Executive shall devote all working time, ability and attention to the business of the Bank during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of the Bank, other than the duties of the Executive as an officer of the Shelby Division of the Bank (the “Shelby Division”). Notwithstanding this Section 2, the Executive shall be permitted to serve on civic, political and philanthropic boards, task forces, etc. on which she is currently serving and to perform her duties in connection therewith. Prior to undertaking any such additional duties which involve significant time commitments, the Executive will receive approval from the Board of Directors of the Bank or the designated Bank officer to whom she will directly report.

3. Duties. The Executive is hereby employed as an executive officer of the Shelby Division, and shall perform for or on behalf of the Shelby Division such duties as the Bank shall assign from time to time, provided, that the Executive shall not be nor be deemed to be an “executive officer” of the Bank within the meaning of Regulation O. The Executive shall render her services at the Bank’s primary place of business in Shelby, North Carolina, and at other agreed-upon locations, and shall perform such duties in accordance with the Bank’s policies and practices, including its employment policies and practices.

4. Term. The term of this Agreement (the “Term”) shall be for two (2) years, and this Agreement will terminate on the second year anniversary of the Effective Date, if not otherwise terminated as provided herein.

5. Compensation. The Bank shall pay the Executive a base annual salary (the “Base Salary”) of Two Hundred Eighty Five Thousand Dollars ($285,000.00) during the Term of this Agreement, payable in twenty-six (26) equal bi-weekly installments per year, less applicable deductions and withholdings, all of which shall be prorated for any partial employment month.

6. Participation in Employee Plans. Until the earlier of expiration of the Term of this Agreement or termination of the Executive’s employment pursuant to Section 11 or Section 16 hereof, the Executive shall be entitled to participate in any health, disability and group term life insurance plans, in any pension, retirement or profit-sharing plans, in any executive bonus plan, in any deferred benefit plan, or in any other perquisites and fringe benefits that may be extended generally from time to time to senior employees of the Bank in accordance with the terms of such plans. To the extent feasible under the Bank’s plans, the Executive shall be given credit for prior service or employment with Shelby for eligibility and benefit purposes.

7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Bank, the Bank shall reimburse the Executive on a monthly basis for reasonable customary business expenses, including, but not limited to, travel, cellular phone, one country club membership (dues and business-related use/activity expenses only), car allowance of $500 per month, reimbursement for taxes owed by Executive under Shelby’s Supplemental Executive Retirement Plan, and marketing and client development expenses reasonably incurred in the performance of her duties under this Agreement.

8. Confidentiality/Trade Secrets. The Executive acknowledges her position with the Bank is one of the highest trust and confidence both by reason of her position and by reason of her access to and contact with the trade secrets and confidential and proprietary business information, including, but not limited to, data, plans, budgets and customer lists, of the Bank. Both during the term of this Agreement and thereafter, the Executive therefore covenants and agrees as follows:

(a) She shall use her best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or confidential and proprietary information of the Bank and the Shelby Division, including, but not limited to, the identity of its current or prospective customers, suppliers and licensors, its arrangements with its customers, suppliers and licensors, and its technical, financial and marketing data, records, compilations of information, processes, programs, methods, techniques and specifications relating to its customers, suppliers, licensors, products and services;

(b) She shall not disclose any of such trade secrets and/or confidential and proprietary information, except as may be required in the course of her employment with the Bank or by law; and

(c) She shall not use, directly or indirectly, for her own benefit or for the benefit of another, any of such trade secrets and/or confidential and proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes or other documents relating to the business of the Bank, whether prepared by the Executive or otherwise coming into her possession, shall be the exclusive property of the Bank and shall be delivered to the Bank and not reproduced and/or retained by the Executive upon termination of her employment for any reason whatsoever or at any other time upon request of the Bank.

9. Nonsolicitation. The Executive agrees that, during the period of her employment and for twelve (12) months after termination of employment, she will not, either directly or indirectly, for herself or for any third party, except as otherwise agreed to in writing by the Bank, which agreement may be withheld in the Bank’s sole discretion:

(a) employ or hire any other person who is then employed by the Bank or solicit, induce, recruit or cause any other person who is then employed by the Bank to terminate his or her employment with the Bank; or

(b) solicit on behalf of any other bank, or other financial services provider, any current or prospective customers of the Bank or any other prior persons or entities which were customers of the Bank during the three (3) years prior to such termination of employment. In the event that a court shall determine that the provisions of this Section 9 are unenforceable in any way, to the extent permitted by applicable law, the court shall reform the provisions to the extent required in order to make them enforceable.

10. Remedies for Breach of Covenants of the Executive.

(a) The Bank and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 8 and 9 are reasonable in content and scope and are given by the Executive knowingly, willingly and voluntarily and for adequate consideration. The Bank and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.

(b) The covenants set forth in Sections 8 and 9 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of her employment with the Bank for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Bank and the Executive. The existence of any claim or cause of action by the Executive against the Bank, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Bank of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate, injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof and that the party bringing the claim shall not be required to post bond in pursuit of such claim. For any such claim, the prevailing party shall be entitled to recover its or her attorneys’ fees and costs incurred in pursuit of such claim to the extent permitted by law.

11. Termination. This Agreement (other than Sections 8, 9 and 10 hereof, which shall survive any termination hereof for any reason) may be terminated as follows:

(a) The Bank may terminate this Agreement and the Executive’s employment hereunder at any time, with or without cause, and if without cause, upon at least thirty (30) days prior written notice to the Executive. The Executive may terminate this Agreement and her employment hereunder, at any time, for good reason or no reason, upon at least thirty (30) days’ prior written notice to the Bank, and “good reason” with respect to Executive shall mean (i) a substantial adverse change in the Executive’s position or authority; (ii) the requirement by the Bank that the Executive permanently relocate to any Bank office located more than fifty (50) miles from the Executive’s then permanent place of residence (currently Shelby, North Carolina); or (iii) any other action or inaction that constitutes a material breach of the Agreement by the Bank that causes material harm to the Executive. The Executive shall not be deemed to have resigned for good reason unless and until there is delivered to the Bank’s Board of Directors written notice of the Executive’s ground for resignation fully explaining her contention that good reason exists for her resignation and the Board of Directors has been provided at least thirty (30) days following the receipt of this written notice to respond to the Executive’s stated concerns and attempt to cure same.

(b) For purposes of this Section 11, “cause” with respect to the Executive shall mean actions or omissions of the Executive which reflect fraud, dishonesty, gross dereliction of duty, or actions willfully taken in disregard of the interests of the Bank.

(c) In the event that the Bank terminates the Executive’s employment with cause, the Bank shall pay the Executive all accrued and unpaid Base Salary up to the date of termination, and shall reimburse the Executive for all unreimbursed but reimburseable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its executives similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at her own expense.

(d) In the event that the Bank terminates the Executive’s employment without cause during the Term of this Agreement or the Executive terminates her employment for good reason, the Bank shall pay the Executive the Base Salary for the remainder of the Term of this Agreement, in the same installments and at the same intervals as provided for during the period of the Executive’s employment, plus all unreimbursed but reimburseable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its executives similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at her own expense.

(e) In the event that the Executive voluntarily terminates her employment pursuant to Section 11(a) hereof, or termination of the Executive’s employment occurs pursuant to Section 16 hereof, the Bank shall pay the Executive (or her estate) all accrued and unpaid Base Salary up to the date of termination, and shall reimburse the Executive (or her estate) for all unreimbursed but reimburseable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its executives similarly situated to the Executive, and the Executive (or her estate) shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at her own expense.

12. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

If to the Bank:

Bank of the Ozarks

17901 Chenal Parkway

Little Rock, AR 72223

Attention: Director of Mergers and Acquisitions

With a copy (which shall not constitute notice) to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, AR 72201

Attention: H. Watt Gregory III

If to the Executive:

Helen A. Jeffords

3029 River Road

Shelby, NC 28152

Either party may change its address for notice by giving notice in accordance with the terms of this Section 12.

13. Best Efforts of Executive. The Executive agrees that she will at all times faithfully, industriously and to the best of her ability, experience and talents perform all of the duties that may be required of and from her pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Bank.

14. Employment Policies and Procedures. The Executive agrees to abide by all of the Bank’s employment policies and procedures that apply generally to other senior employees of the Bank. Such policies and procedures may be revised from time to time.

15. Cooperation with Bank After Termination of Employment. Following the termination of the Executive’s employment, by either the Executive or the Bank, the Executive shall fully cooperate with the Bank in all matters relating to the continuation or completion of the Executive’s pending work on behalf of the Bank and the orderly transfer of any such pending work to other employees as may be designated by the Bank. The Bank shall be entitled to such full-time or part-time services of the Executive as the Bank may reasonably require during all or any part of the thirty (30) day period following any notice of termination of employment by the Executive.

16. Termination by Death or Incapacity of Executive. In spite of anything in this Agreement to the contrary, this Agreement shall terminate prior to the expiration of the term specified above if the Executive dies or becomes permanently disabled. As used in this paragraph, “permanently disabled” is defined as the inability of the Executive to perform the essential functions of her position, either with or without reasonable accommodation, for a period extending beyond six (6) months. The Bank shall pay the Executive or the Executive’s estate, as the case may be, the Base Salary for the remainder of the Term of this Agreement, in the same installments and at the same intervals as provided for during the period of the Executive’s employment, plus all unreimbursed but reimburseable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its executives similarly situated to the Executive.

17. General Provisions.

(a) Law Governing. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the state of Arkansas, without regard for the law or principles of conflict of laws.

(b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

(c) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

(d) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Bank to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Bank.

(e) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

(f) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:	BANK OF THE OZARKS:

By:
Helen A. Jeffords	Name: Dennis James
Title: Director of Mergers and Acquisitions

Exhibit B

BANK OF THE OZARKS

FORM OF NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Agreement”) is effective as of [            ], 2013 by and between BANK OF THE OZARKS (the “Bank”), and [            ] (the “Director”).

RECITALS

WHEREAS, the Company intends to acquire The First National Bank of Shelby (“Shelby”), of Shelby, North Carolina on or about [            ], 2013 (the “Acquisition Date”); and

WHEREAS, it is a material prerequisite to the acquisition that certain directors of Shelby enter into this Agreement; and

WHEREAS, the Director, for good and valuable consideration as evidenced herein, agrees to the following terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Company and the Director, each intending to be legally bound, agree to the following terms and conditions:

Section 1. General. By signing this Agreement, the Director expressly acknowledges that the territorial limitations, duration and scope of the restrictions described in sections 2 and 3 below are fair and reasonable. This Agreement is not contingent on the employment or continued employment of the Director. If, under the circumstances existing at the time of enforcement of this Agreement, the territorial limitations, duration or scope described in sections 2 and 3 below are found or held to be unreasonable by an arbitrator or court of competent jurisdiction, the Director and the Company expressly agree that the maximum territorial limitations, duration and scope reasonable under the circumstances shall be substituted for the stated territorial limitations, duration and scope.

Section 2. Nondisclosure; Nonsolicitation. The Director acknowledges that the information, observations and data obtained by him during the course of his employment with Shelby is the property of the Company. Therefore, at no time during the 12 months following the Acquisition Date (the “Restricted Period”), shall the Director, individually or jointly with others, for the benefit of the Director or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of Shelby or the Company, including, without limitation, any secret or confidential information relating to the business, customers, trade or commercial practices, trade secrets, technology or know-how of Shelby or the Company. As used herein, the term “secret or confidential information” does not include (i) information now known to the general public and (ii) information which the Director is authorized by the Company to disclose to third parties on a non-confidential basis. The Director shall deliver to the Company upon the Acquisition Date all memoranda, notes, plans, records, reports and other documents relating to the business of Shelby or the Company which he may then possess or have under his control, or in the alternative the Director shall destroy all such memoranda, notes, plans, records, reports and other documents relating to the business of Shelby or the Company, and the Director shall execute and deliver a certificate in form and substance satisfactory to the Company to such effect within one (1) Business Day after the Acquisition Date. At no time during the Restricted Period, shall the Director for himself or on behalf of any other person or entity contact any employee of the Company for the purpose of hiring, diverting or otherwise soliciting the employee.

Section 3. Noncompetition. At no time during the Restricted Period, shall the Director individually or jointly with others, directly or indirectly, whether for his own account or for that of any other person or entity, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity be involved with any person or entity engaged in a business competing with any of the businesses then conducted (or, to the knowledge of the Director on or prior to the Acquisition Date, planned to be conducted) by Shelby or the Company in Shelby’s primary service area. As used herein, “primary service area” means the geographical area in North Carolina within a fifteen (15) mile radius of any banking office operated by Shelby on the Acquisition Date. During the Restricted Period the Director shall not induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

Section 4. Consideration. In fair and appropriate consideration of the above agreements by the Director, the Company agrees to pay the Director the sum of Ten Thousand Dollars ($10,000.00), payable in one lump sum payment no later than one (1) business day following the Acquisition Date.

Section 5. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and sent by mail to his or her residence, in the case of the Director, or to its principal office, in the case of the Company.

Section 6. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

Section 7. Amendment. No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the Company and the Director.

Section 8. Validity. This Agreement and its validity, interpretation, performance and enforcement will be governed by the internal, substantive laws of the state of Arkansas, without regard for the law or principles of conflict of laws.

Section 9. Section Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 11. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 12. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter covered hereby and shall supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended or waived except in a writing signed by the parties hereto.

Section 13. No Right to Employment. Nothing in this Agreement shall give or be deemed to give the Director the right to employment or employment benefits with the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Director has executed this Agreement, as of the day and year first above written.

BANK OF THE OZARKS

By

[ ]

Attest:

Exhibit C

BANK OF THE OZARKS

FORM OF RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is effective as of [            ], 2013 by and between BANK OF THE OZARKS (the “Bank”), and [            ] (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Bank considers it essential to its operations that certain key officers and employees of The First National Bank of Shelby (“Shelby”), of Shelby, North Carolina be retained from the effective date (the “Effective Date”) of the merger of Shelby with and into the Bank (the “Acquisition”) and continuing through the completion of the Bank’s integration of Shelby’s computer, information and telecommunications systems with those of the Bank (the “Integration”), which Integration is expected to take approximately six (6) months; and

WHEREAS, the Bank recognizes that the Acquisition and the period of transition following the Acquisition could be a distraction to the Employee and could cause the Employee to consider alternative employment opportunities; and

WHEREAS, the Bank has determined that it is in the best interests of the Bank to assure that the Bank will have the continued dedication, efforts and services of the Employee through the Integration and to motivate the Employee to maximize the value of the Bank through the Acquisition and Integration;

NOW, THEREFORE, the Bank and the Employee, each intending to be legally bound, agree to the following terms and conditions:

Section 1. Retention Bonus.

(a) Subject to the terms of this Agreement, the Employee shall be entitled to receive a bonus in the amount of [            ] (less applicable withholdings and deductions) (the “Retention Bonus”) to induce the Employee to maintain continuous full-time employment with the Bank and to assist in the Integration from the Effective Date through the date which is the earlier of thirty (30) days following the completion of the Integration or seven (7) months after the Effective Date (as applicable, the “Completion Date”). Subject to the terms of this Agreement, the Retention Bonus shall be paid to the Employee in two equal installments, the first installment of which (the “First Installment”) shall be paid upon the Effective Date, and the remaining installment of which (the “Final Installment”) shall be paid upon the Completion Date.

(b) The Bank may terminate this Agreement and the Employee’s employment under this Agreement at any time, with or without cause, upon written notice to the Employee. The Employee may voluntarily terminate this Agreement and his employment hereunder, at any time, for any reason or no reason, upon written notice to the Bank.

C-1

(c) If the Employee voluntarily terminates employment at any time prior to the Completion Date, the Employee shall not be entitled to receive the Final Installment or any further compensation or benefits from the Bank.

(d) In the event that the Bank terminates the Employee’s employment with cause at any time prior to the Completion Date, the Employee shall not be entitled to receive the Final Installment or any further compensation or benefits from the Bank. For purposes of this Section 1, “cause” with respect to the Employee shall mean actions or omissions of the Employee which reflect fraud, dishonesty, gross dereliction of duty, or actions willfully taken in disregard of the interests of the Bank.

(e) In the event that the Bank terminates the Executive’s employment without cause during the Term of this Agreement, the Bank shall pay the Executive the full amount of the Final Installment within five (5) business days following the Bank’s notice of termination, and the Employee shall not be entitled to any further compensation or benefits from the Bank.

(f) No part of the Retention Bonus shall be payable hereunder to the Employee if the Acquisition does not occur for any reason.

Section 2. Assumption by Successor in Interest. The Bank shall cause any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Bank’s business and/or assets to assume all obligations and rights of the Bank under this Agreement as if an original party hereto. The terms of this Agreement and each of the Employee’s rights hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, heirs, successors and assigns.

Section 3. Miscellaneous Provisions.

(a) No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(b) All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(c) Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and to this end the provisions of this Agreement are declared to be severable.

(d) This Agreement shall be interpreted, administered and enforced in accordance with the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

(e) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

C-2

(f) This Agreement does not modify or supersede the employment relationship of the Employee and the Bank as at-will. Nothing in this Agreement shall confer upon the Employee any right to continue in the employment or service of the Bank (or its successor in interest) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Bank or of the Employee to terminate the Employee’s employment at any time and for any reason, with or without cause.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer and the Employee has signed this Agreement.

BANK OF THE OZARKS

By:
Name:
Title:

EMPLOYEE

By:
Name:	[ ]

C-3